Exhibit 5

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

December 18, 2009

Board of Directors
Elite Pharmaceuticals Inc.
165 Ludlow Avenue
Northvale, New Jersey 07647

Re:	Elite Pharmaceuticals Inc. 2009 Equity Incentive Plan

Members of the Board of Directors:

We have acted as counsel to Elite Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company’s common stock, $0.01 par value (the “Shares”), which may be issued as awards in connection with the above-referenced plan (the “Plan”).  In connection with that registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP